Exhibit 10.2

KENNAMETAL INC.

NONSTATUTORY STOCK OPTION AWARD

CEO

Grant Date:

Kennametal Inc. (the “Company”) hereby grants to «name» (the “Optionee”), as of the Grant Date listed above, this Nonstatutory Stock Option Award (the “Option”) to purchase «number of stock options» shares of the Company’s Capital Stock, par value $1.25 per share (the “Shares”), at the price of $XX.XX per Share, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013 (the “Plan”), and the additional terms listed below. Capitalized terms used herein, but not otherwise defined herein, shall have the same meaning ascribed to them in Schedule A or in the Plan.

1. The Option must be exercised within ten (10) years from the Grant Date and only at the times and for the number of Shares as follows: (a) prior to the first anniversary of the Grant Date, the Option is not exercisable as to any Shares; (b) on the first anniversary of the Grant Date, one-fourth (1/4) of the Shares under the Option will vest and become exercisable; (c) on the second anniversary of the Grant Date, an additional one-fourth (1/4) of the Shares under the Option will vest and become exercisable; (d) on the third anniversary of the Grant Date, an additional one-fourth (1/4) of the Shares under the Option will vest and become exercisable; and (e) on the fourth anniversary of the Grant Date, the remaining one-fourth (1/4) of the Shares under the Option will vest and become exercisable.

2. Notwithstanding anything to the contrary in this Option or the Plan, in the event that Optionee is involuntarily terminated by the Company or any successor of the Company without cause (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period immediately following a Change in Control (an “Involuntary Change in Control Separation”), all Shares under the Option that have not vested (or otherwise been cancelled or forfeited) shall become fully vested and immediately exercisable as of the consummation of the Change in Control or, if later, the Optionee’s date of termination (the “Change in Control Vesting Date”). Subject to the terms of the Plan, any Shares under the Option that become vested and exercisable on account of an Involuntary Change in Control Separation may be exercised at any time within the three-month period following the Change in Control Vesting Date; provided, however, the Option must be exercised in all circumstances within ten (10) years from the Grant Date.

3. This Option is intended to be exempt from coverage under Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) and the regulations promulgated thereunder, and the Company reserves the right to administer, amend or modify the Option or to take any other action necessary or desirable to enable the Option to be interpreted and construed accordingly. Notwithstanding the foregoing, the Optionee acknowledges and agrees that Section 409A may impose upon the Optionee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

4. Notwithstanding anything to the contrary in this Option or the Plan, in the event that this Option is not accepted by the Optionee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Option shall become null and void and all Shares subject to this Award shall be forfeited by the Optionee as of the Forfeiture Date. For acceptance to be valid, the Optionee must accept this Option in the manner specified by the Company. Any Shares underlying the Option that are forfeited by the Optionee shall be returned to the Plan and resume the status of shares available for grant.

5. All other terms and conditions applicable to this Option are contained in the Plan; provided, however, pursuant to a resolution adopted by the Board dated                      , 2014, the provisions of Section 11 of the Plan shall not apply to this Award. A copy of the Plan and related Prospectus is available on your account page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:	Kevin G. Nowe
Title:	Vice President, Secretary and General Counsel

Schedule A

For purposes of this Award, the terms “Change in Control”, “Merger of Equals” and “Retirement” shall have the meaning set forth below:

A. “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Exchange Act as in effect on the date thereof or, if Item 6(e) is no longer in effect, any regulations issued which serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred upon the occurrence of any one of the following events:

(i) a Business Combination has been completed, excluding any such Business Combination that constitutes a Merger of Equals;

(ii) the Company shall sell all or substantially all of its operating properties and assets to another person, group of associated persons or corporation, excluding any Affiliate of the Company, and excluding any such sale that constitutes a Merger of Equals; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of either (A) the then outstanding capital stock of the Company, or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided that, the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company; or (4) any acquisition by any corporation pursuant to a transaction that constitutes a Merger of Equals.

B. “Merger of Equals” shall mean (unless the Committee or Board provides otherwise) a Business Combination which results in the following conditions:

(i) All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Capital Stock and the outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, following the Business Combination, directly or indirectly, more than 50% of, respectively, the then outstanding shares of capital stock and the then outstanding voting securities of the entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the outstanding Capital Stock and the outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;

(ii) No “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of capital stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

(iii) At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement, or at the time of the action taken by the incumbent board approving such Business Combination.

C. “Retirement” shall mean the Optionee’ s termination of employment with the Company or any Subsidiary, Affiliate or Parent of the Company at a time when the Optionee (a) has attained age 55 with eight (8) years of service, (b) has attained age 65, or (c) is required by law or regulations to terminate employment with the Company or any Subsidiary, Affiliate or Parent of the Company under a mandatory retirement scheme.